News Release

For Further Information:

Peter Rowe
425-580-7667
peter.rowe@attws.com

AT&T Wireless Announces Offers to
Repurchase for Cash $615.55 Million of
TeleCorp and Tritel Debt

For Immediate Release: Thursday, July 24, 2003

     Redmond, WA — AT&T Wireless (NYSE – AWE) today announced offers to repurchase for cash any and all outstanding 11.625 percent TeleCorp Wireless Senior Subordinated Discount Notes due April 15, 2009 and 12.75 percent Tritel PCS Senior Subordinated Discount Notes due May 15, 2009.

     The company said the offers will begin at 9 a.m., EDT, on Friday, July 25, 2003 and expire at 5 p.m., EDT, on Friday, August 1, 2003, unless extended to a later date or terminated earlier. Merrill Lynch and Morgan Stanley are acting as dealer managers and will repurchase the securities between 9 a.m. and 5 p.m., EDT, on the New York Stock Exchange trading days during the repurchase offer period.

The purchase price applicable to securities properly repurchased will be calculated to result in a yield determined by reference to the yield to maturity based on the bid side price of the applicable U.S. Treasury security as listed below, plus the corresponding fixed spread. Each price is calculated at the time of acceptance of an offer. The securities do not currently accrue interest and, accordingly, no interest will be paid as part of the offers.

     The following table relates to the securities included in the repurchase offers:

	Aggregate
	Principal
	Amount		Reference	Bloomberg		Hypothetical
CUSIP	Outstanding at		Treasury	Reference	Fixed	Purchase
Number	Maturity	Security	Security	Page	Spread	Price*

879299AC9	373,750,000	11.625% TeleCorp Notes due 2009	3.625% Treasury Notes due 3/31/04	BBT3	0.50%	$1,046.94

89675QAB5	241,800,000	12.75% Tritel Notes due 2009	5.25% Treasury Notes due 5/15/04	BBT3	0.50%	$1,050.70

*Hypothetical purchase price based on the yield to maturity of the Reference Treasury Security as of 2:30 p.m., EDT, on July 24, 2003 and a settlement date of July 29, 2003.

The offers are being made upon the terms and subject to the conditions set forth in the offer to repurchase to be distributed by AT&T Wireless to security holders. Certain information regarding the offers will be available on MCM CorporateWatch on Bloomberg pages 7880 and 7881 and Telerate pages 64155 and 64156.

Requests for documents may be directed to Georgeson Shareholder Communications, Inc. at (877) 668-1639 (toll free) or (212) 440-9800 (banks and brokers).

Questions about the offers should be directed to the dealer managers:

•	Merrill Lynch & Co., at 888-654-8637 (toll free) or 212-449-4914 (collect)

•	Morgan Stanley, at 800-624-1808 (toll free) or 212-761-1893 (collect)

To accept an offer, holders should contact:

FOR THE TELECORP 11.625 PERCENT NOTES DUE 2009	FOR THE TRITEL 12.75 PERCENT NOTES DUE 2009
Merrill Lynch Corporate Bond Trading Desk (212) 449-4694 (call collect) Attn: Josh Hershman	Morgan Stanley Corporate Bond Trading Desk (212) 761-1324 (call collect) Attn: Tom Skove or Jason Santoriello
or	or
Merrill Lynch Dealer Sales Desk (212) 449-4627 (call collect) Attn: Gary Kobes	Morgan Stanley Dealer Sales Desk (212) 761-2166 (call collect) Attn: Keith Hrazanek

About AT&T Wireless

AT&T Wireless (NYSE: AWE) is the second-largest wireless carrier, based on revenues, in the United States. With 21.49 million subscribers as of June 30, 2003, and revenues of more than $16.2 billion over the past four quarters, AT&T Wireless delivers advanced high-quality mobile wireless communications services, voice and data, to businesses and consumers, in the U.S. and internationally. For more information, please visit us at www.attwireless.com

This press release contains “forward-looking statements” which are based on management’s beliefs as well as on a number of assumptions concerning future events made by management with information that is currently available to management. Forward-looking statements may include, without limitation, management’s expectations regarding: our future financial and operating performance and financial condition, including the company’s outlook for the fiscal year 2003 and subsequent periods; subscriber growth; industry conditions; the strength of our balance sheet; our liquidity and needs for additional financing; and our ability to generate positive free cash flow.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T Wireless’ control, that could cause actual results to differ materially from such statements. Without limitation these factors include: the risks associated with the implementation of our technology migration strategy, our ability to continue to reduce costs and increase the efficiency of our distribution channels, the potential competitive impacts of industry consolidation or alternative technologies, potential impacts on revenue and ARPU from competitive pricing and slowing penetration in the wireless industry, the effects of vigorous competition in the markets in which we operate, the risk of decreased consumer spending due to softening economic conditions, acts of terrorism, and consumer response to new service offerings.

For a more detailed description of the factors that could cause such a difference, please see AT&T Wireless’ filings with the Securities and Exchange Commission, including the information under the heading “Additional Factors That May Affect Our Business, Future Operating Results and Financial Condition” and “Forward Looking Statements” in its quarterly report on Form 10-Q filed on May 12, 2003.

This release is for informational purposes only and is neither an offer to repurchase nor a solicitation of an offer to sell the securities of AT&T Wireless or its subsidiaries. The offers to repurchase the securities are only being made pursuant to the tender offer documents, including the offer to repurchase, the company will be distributing to securityholders. The offers are not being made to securityholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the offers are required to be made by a licensed broker or dealer, it shall be deemed to be made by the dealer managers on behalf of the company.